UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE A CT OF 1934

Date of report (Date of earliest event reported) May 16, 2007

CrossPoint Energy Company
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51699	98-0434381
(Commission File Number)	(IRS Employer Identification No.)

2801 Network Blvd., Suite 810
Frisco, Texas	75034
(Address of Principal Executive Offices)	(Zip Code)

(972) 818-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Steven R. Shaw from the Board of Directors

On May 18, 2007, Steven R. Shaw resigned from the board of directors of CrossPoint Energy Company (“CrossPoint”).

Resignation of Margaret R. Coughlin

On May 18, 2007, Margaret R. Coughlin, the CrossPoint Controller, Principal Financial Officer and Secretary, informed CrossPoint that she would be resigning from CrossPoint effective July 23, 2007.

Resignation of Jeffrey A. Krakos

On May 16, 2007, Jeffrey A. Krakos, a CrossPoint director and Executive Vice President, informed CrossPoint that he would be resigning from both positions effective May 31, 2007.

Item 8.01 Other Events

On May 16, 2007, CrossPoint entered into a Letter Agreement with Energy Capital Solutions (“ECS”), Dallas, Texas, pursuant to which ECS is acting as a financial advisor to assist CrossPoint in seeking restructuring alternatives, including the sale of all or substantially all of CrossPoint’s assets or CrossPoint stock to a third party or the merger or consolidation of CrossPoint with a third party. ECS is an investment banking firm focused on raising private capital and providing merger and acquisition services in the Exploration and Production, Oil Service and Midstream sectors. ECS previously served as CrossPoint’s financial advisor in the first half of 2006 to pursue an equity offering and a reverse merger that culminated in a $15 million private placement in mid-2006 and a reverse merger in November 2006. ECS currently owns 2% of CrossPoint’s outstanding stock and holds a convertible note in the principal amount of $630,875.

In addition, on May 21, 2007, CrossPoint entered into a Letter Agreement with Venn Capital Advisors, L.P., Dallas, Texas, to provide CrossPoint with strategic financial advisory services in evaluating the aforementioned restructuring alternatives. One of the co-founders and principals of Venn Capital Advisors is Ross Welgehausen, who is a CrossPoint director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSPOINT ENERGY COMPANY

Date: May 23, 2007	By:	/s/ Daniel F. Collins
Daniel F. Collins
President